Exhibit 99.1

TALOS ENERGY INCREASES LIQUIDITY, ADDS ADDITIONAL LENDER AND EXPANDS CCS FINANCING FLEXIBILITY AS PART OF SUCCESSFUL SEMI-ANNUAL BORROWING BASE REDETERMINATION

Houston, December 21, 2021 – Talos Energy Inc. (NYSE: TALO) (“Talos” or the “Company”) today announced the successful completion of its semi-annual reserves-based loan (“RBL”) redetermination process. The Company added an additional lender to the RBL facility and increased commitments from one other, adding a total of approximately $62 million of new commitments. Additionally, Talos added key provisions to increase flexibility for early-stage, pre-FID investments in carbon capture and sequestration (“CCS”) business opportunities.

The Company’s borrowing base was reaffirmed at $950 million. Total commitments increased from $730 million to approximately $792 million, including one new major lender joining the RBL facility with initial commitments of $50 million as the fourteenth lending bank. In combination with additional RBL paydown from cash flow, Talos expects liquidity at year-end 2021 of over $450 million, representing approximately a $75 million increase from September 30, 2021, and the Company expects liquidity to further increase in 2022. The Company also introduced provisions to the RBL facility to further increase its flexibility to invest in CCS and other emerging energy transition opportunities. Talos intends to progress stratigraphic well tests and other costs associated with Class VI injection permits, front-end engineering and design (“FEED”) and additional sequestration site leasing as part of its 2022 capital program.

Talos President and Chief Executive Officer Timothy S. Duncan commented: “This successful redetermination process highlights the strong relationships we have with our lenders and the high quality of our asset base as we continue to attract capital and add flexibility to grow our business. We’ve steadily expanded liquidity throughout the year with a combination of debt paydown and increasing commitments and we expect that trend to continue as we approach our 1.0x – 1.5x leverage target in 2022 through additional debt reduction from free cash flow. In the coming months we expect to return our balance sheet to its pre-pandemic position of high liquidity, low leverage and no major maturities, and will do so while continuing our 20+ year track record of protecting equity shareholder value in the process. I believe that Talos is well-positioned for continued success in 2022.”

Duncan continued: “Additionally, I’m very pleased with the additional flexibility we’ve gained to fund early-stage investments in our rapidly growing CCS business, which will allow us to advance our two identified project sites as well as continue to explore additional opportunities along the U.S. Gulf Coast. In the second half of 2021, our team has successfully won the only announced offshore CCS project site in the U.S. in Jefferson County, Texas. We also announced what we expect could be the first active “point source” CCS project on the Gulf Coast with Freeport LNG, allowing for substantial decarbonization of their facility onsite. In 2022, we plan to dedicate a small portion of our capital program to advancing these projects and other potential opportunities as we build a material, industry-leading CCS business unit for the future.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage initiatives along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

TALOS ENERGY INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,”

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

“plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, our liquidity and the impact of the RBL amendments, the success of our CCS business, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2021, filed with the SEC on November 3, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002